Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Damon Inc. on Form S-8 of our report dated September 26, 2024, which includes an explanatory paragraph as to Damon Motors Inc.’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Damon Motors Inc. as of June 30, 2024 and for the year then ended, which report is incorporated in the Prospectus by reference to the registration statement on Form 10-12B/A filed with the Securities and Exchange Commission on September 27, 2024.

/s/ Marcum llp

Marcum llp

New York, NY

February 14, 2025